Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Capital Trust, Inc. 2011 Long Term Incentive Plan of our report dated February 14, 2012, with respect to the consolidated financial statements and schedules of Capital Trust, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Capital Trust, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 23, 2012